EXHIBIT 99(f)


                             CONSULTING AGREEMENT

               Consulting Agreement dated as of February 6, 1997, between CVS Corporation, a Delaware corporation (the "Company"), and James Mastrian (the "Consultant").

               WHEREAS, the Company, Revco D.S., Inc. a Delaware corporation ("Revco"), North Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Subsidiary"), have entered into a merger agreement (the "Merger Agreement") pursuant to which Merger Subsidiary will be merged with and into Revco;

               WHEREAS, as of the date of this Agreement the Consultant is employed by Revco as an officer and possesses intimate knowledge of the business and affairs of Revco;

               WHEREAS, the Company and the Consultant recognize that the continued application of the Consultant's experience, skills, abilities, knowledge and services to the business of the Company would be extremely beneficial to the Company, and therefore the Company desires to retain the services of the Consultant following the termination of his employment with Revco;

               NOW, THEREFORE, in consideration of their mutual promises and agreements, the Company and the Consultant hereby agree as follows:

1.    Term

               (a) The Company hereby engages the Consultant and the Consultant agrees to provide consulting services to the Company as hereinafter provided for a term (the "Consulting Term") commencing at the Effective Time (as defined in the Merger Agreement) and terminating on the earlier of (i) 18 months after the Effective Time (the "Termination Date") or (ii) the date, as determined by the Company, when the closing of the corporate headquarters of Revco in Twinsburg, Ohio, is completed (the "Completion Date"). The Consultant shall for all purposes under this Consulting Agreement (i) be deemed an independent contractor and not an agent or employee of the Company or any of its affiliates, (ii) have no authority to bind the Company or any of its affiliates to any agreement and
(iii) not represent that he is, or holds himself out to be, an employee or agent of the Company or any of its affiliates.

2.    Consulting Duties

               (a) From time to time during the Consulting Term, as and when requested by (i) the Person(s) then serving as Chairman or President of the Company, (ii) any Person designated by either thereof or (iii) by the Board of Directors of the Company, the Consultant will make himself available to consult and cooperate with and advise such Persons, the Company, or any of them to the best of his ability, with respect to such matters involving the business and affairs of the Company, including, among other things, with respect to the closing of the corporate headquarters of Revco in Twinsburg, Ohio. The Consultant will perform such reasonable services at such times and locations as shall be reasonably agreeable on a limited time basis as an independent contractor to, and not as an employee of, the Company.

               (b) During the Consulting Term, the Consultant will make himself reasonably available to answer questions and provide advice to the Company.

               (c) During the Consulting Term, the Consultant will engage in such travel on behalf of the Company as may be reasonably requested, subject to reasonable notice and the Consultant's reasonable availability.

3.    Compensation

               (a) Consultant shall receive compensation (the "Payment Amount") equal to $493,763.01 ($27,431.28 per month), payable semi-monthly or otherwise in accordance with the Company's regular payroll practice irrespective of whether the Consultant has been called upon to perform any services under this Consulting Agreement during the prior compensation periods or during the period for which the semi-monthly payment is due. Notwithstanding anything set forth in this Agreement to the contrary, if the Completion Date occurs prior to the Termination Date, all semi-monthly payments (including any in arrears) in respect of the Payment Amount payable from and including such Completion Date to and including the Termination Date (the "Acceleration Amount") shall be accelerated and become immediately, due and payable by the Company. Within 5 days of any such Completion Date, the Company shall pay the Acceleration Amount in cash to the Consultant. If the Consultant dies or becomes disabled and is unable to perform the consulting services provided for herein, the Company shall be obligated to continue to pay the compensation provided above to the Consultant or his estate or representative.

               (b) Other than as set forth in Section 5.18 of the Merger Agreement as it applies to existing benefits and benefit plans of Revco at the Effective Time, as an independent contractor, the Consultant shall not be eligible to participate in any current or future employee benefit plan of the Company.

4.    Reimbursement of Expenses

               (a) The Consultant will be reimbursed, in accordance with Company policy, for his reasonable and necessary business and traveling expenses related to his services as a consultant to the Company in accordance with the Company's policies in effect from time to time.

               (b) The Company shall reimburse all reasonable attorney's fees incurred by the Consultant in connection with any legal action relating to this Agreement.

5.    Termination

               The Consultant's consulting arrangement hereunder may be terminated only under the following circumstances:

               (a) Cause. The Company may terminate the Consultant's arrangement hereunder for Cause (as defined below) effective immediately upon giving notice of such termination. For these purposes, "Cause" shall mean:

                   (i) commission of an act of fraud, embezzlement, theft or other criminal act constituting a felony, or

                  (ii) a material breach or default by the Consultant of any of his agreements or obligations under Section 2 of this Agreement, which is not cured in all substantial respects within ten business days after the Company gives notice thereof to the Consultant.

               (b) Termination by Consultant. (i) The Consultant may terminate his arrangement hereunder effective immediately upon giving notice to the Company of such termination for failure by the Company to comply with any material provision of this Agreement that has not been cured within ten business days after notice of such noncompliance has been given by the Consultant to the Company. Promptly following termination in such event, the Company shall pay to the Consultant a lump sum payment equal to the amounts payable, if any, for the remainder of the Consulting Term.

                  (ii) The Consultant may terminate his arrangement hereunder without cause or good reason at any time upon thirty days written notice to the Company, in which case the Consultant will be compensated for all accrued and unpaid payments hereunder through the effective date of such termination.

6.    No Prohibition on Competition

               Nothing contained in this Agreement shall prohibit the Consultant from acting as a proprietor, investor, director, officer, employee, substantial stockholder, consultant or partner in any business engaged to any extent in the retail drug business or any other business that may be deemed to compete to any extent with the Company or any of its subsidiaries.

7.    Confidential Information

               The Consultant agrees that during the Consulting Term and thereafter he shall not, directly or indirectly, disclose or make known to any other person any Confidential Information or trade secrets of or relating to the Company. As used in this Agreement, "Confidential Information" shall mean all information relating to the Company or any of its affiliates that is not in the public domain or otherwise published or publicly available and is treated as confidential by the Company.

8.    Conditions Precedent

               This Agreement shall become effective only at the Effective
Time.

9.    Miscellaneous

               This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York. The invalidity or unenforceability of any provision hereof (or portion thereof) shall not affect the validity or enforceability of any other provision hereof, and if any such provision (or portion thereof) is so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by registered mail, return receipt requested, postage prepaid, addressed to the party as its respective address appears in this Agreement. This Consulting Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year set forth above.


                             CVS CORPORATION,


                             By:  /s/ Thomas P. Ryan
                                 ---------------------------------------------
                                 Name:  Thomas P. Ryan
                                 Title: Vice Chairman and Chief Operating
                                        Officer




                                 Consultant: /s/ James P. Mastrian
                                             ---------------------------------
                                             Name:    James P. Mastrian
                                             Title:   Executive Vice President
                                             Address: 60 East Juniper Lane
                                                      Moreland Hills,
                                                      OH 44022